Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-104307 and 333-64932) pertaining to the Amended and Restated 1995 Stock Option Plan, the 1997 Incentive Stock Option Plan, the 1999 Director Option Plan, the VEO Systems, Inc. Option Plan, the CommerceBid.com, Inc. 1999 Equity Incentive Plan, the 1999 Mergent Systems, Inc. Stock Option Plan, the 1999 Employee Stock Purchase Plan, the 1999 Nonstatutory Stock Option Plan, the Appnet Systems, Inc. 1998 Stock Option and Incentive Plan, the Appnet Systems, Inc. 1999 Stock Incentive Plan, the Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, the Appnet e-Business Technology and Integration, Inc. Incentive Stock Option Plan and the Exterprise, Inc. 1999 Stock Plan and the Registration Statements (Forms S-3 Nos. 333-108144 and 333-114183) of Commerce One, Inc. and in the related Prospectus of our report dated January 27, 2003, with respect to the 2002 and 2001 consolidated financial statements and schedule of Commerce One, Inc included in the Annual Report (Form 10-K/A Amendment No. 3) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
June 2, 2004